EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-172699, 333-131750,333-51706 and 333-82102 on Form S-8 and 333-162454 and 333-162502 on Form S-3 of our reports dated August 19, 2011, relating to the consolidated financial statements and consolidated financial statement schedule of Coach, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s change in method of accounting for presentation of interest and penalties for uncertain tax positions) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended July 2, 2011.

/s/ Deloitte & Touche LLP

New York, New York

August 19, 2011